Exhibit 4.26

EXCHANGE AGREEMENT (the “Agreement”) was made as of the 30th day of June, 2017 (the “Effective Date”), by and between BlueNRGY Group Limited, an Australian corporation (the “Company”), and _____________ (collectively the “Noteholder”) with such Agreement being executed by the parties on _________.

WHEREAS, on ____________ and [as amended on __________], the Company and the Noteholder entered into that certain Convertible Promissory Note Agreement (the “Note Agreement”), pursuant to which, the Noteholder has lent the Company and certain of its subsidiaries funds of ___________ (the “Notes”).

WHEREAS, for the period to June 30, 2017, interest and fees have accrued, but not been paid by the Company, in the amount of _______. The total obligations under the Notes at June 30, 2017 stands at ____________(the “Exchange Obligations”).

WHEREAS, the Company has authorized the issuance of Class C Non-Voting Convertible Preferred Shares (“Class C Preferred”) having the rights and designations set forth in the Exhibit hereto, including the right to convert Class C Preferred into Ordinary Shares (“Conversion Shares”).

WHEREAS, the Company is seeking to induce Noteholder to exchange the Exchange Obligations into Class C Preferred having an initial Face Value equal to the amount of the Exchange Obligations on the Effective Date.

WHEREAS,Noteholder is willing to exchange the Exchange Obligations on the Effective Date for Class C Preferred, subject to receiving the consideration and the other terms and conditions set forth herein.

WHEREAS,the Company has duly authorized the issuance to the Noteholder of _____________ Class C Preferred Shares (the “Exchange Securities”).

WHEREAS, the exchange of the Exchange Obligations for the Exchange Securities is being made in reliance upon an exemption from registration as set forth in Section 3.3 of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Exchange. On the Effective Date, subject to the terms and conditions of this Agreement, the Noteholder shall, and the Company shall, in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), exchange the Exchange Obligations for the Exchange Securities. For purposes hereof, “Effective Date” means June 30, 2017. On the Effective Date, the following transactions shall occur (such transactions in this Section 1, the “Exchange”):

(a) Concurrently with the Exchange, the Noteholder shall deliver or cause to be delivered to the Company (or its designee) a certificate evidencing satisfaction in full of the Exchange Obligations, free and clear of all liens. Upon consummation of the Exchange, all of the Noteholder’s rights in respect of the Exchange Obligations shall be extinguished.

(b) On the Effective Date, the Company record in the register of Preferred Shares Noteholder’s interest in the Exchange Securities and shall furnish Noteholder documentary evidence of such interests. The parties agree that the holding period of the Exchange Securities and the underlying Conversion Shares, for purposes of Rule 144 under the Securities Act of 1933 tacks back to the original issue dates of the Notes. In recognition of the duration of the holding period and the representations of Noteholder set forth in Section 5 hereof, the Company shall make best efforts to arrange, at its sole expense, such opinion of legal counsel as may be required by the Company’s stock transfer agent to issue Conversion Shares to Noteholder without restrictions upon any conversion of the Exchange Securities.

(c) The Company and the Noteholder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

2.             Waiver and Release.

2.1         Upon consummation of the Exchange as contemplated by this Agreement, the Noteholder acknowledges satisfaction of all Obligations, subject to the understanding that the Company’s Continuing Obligations to Noteholder remain unchanged by this Agreement. Noteholder hereby acknowledges that such Noteholder has not relied on any representations or statements of the Company or any other person not set forth herein.

3.           Representations and Warranties of the Company. The Company hereby represents and warrants to Noteholder that:

3.1          Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Australia. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

3.2          Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder and thereunder, including, without limitation, the authorization of the Exchange, and the issuance of the Exchange Securities have been taken on or prior to the date hereof.

3.3          Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Noteholder contained herein, the offer and issuance by the Company of the Exchange Securities are exempt from registration under the Securities Act and all applicable state securities laws. The offer and issuance of the Exchange Securities are exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) or other applicable exemption thereof.

3.4           Valid Issuance of the Securities. The Exchange Securities when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

3.5           No Consideration Paid. No commission or other remuneration has been paid by the Company for soliciting the exchange of the Exchange Obligations for the Exchange Securities as contemplated hereby.

4.             Registration Rights

4.1           Unless Noteholder is otherwise permitted to sell the Exchange Securities and Conversion Shares pursuant to Rule 144 or any successor rule or another applicable exemption, whenever the Company proposes to register any of its Ordinary Shares under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a Registration Statement on Form F-1, F-4, F-8 or any successor form thereto or another form not available for registering the Exchange Securities for sale to the public), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement to be used may be used for any registration of registrable securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than 10 days prior to the filing of such Registration Statement) to the Noteholder of its intention to effect such a registration and, subject to Section 4 (b) and Section 4(c) hereof, shall include in such registration all Exchange Securities of Noteholder with respect to which the Company has received a written request for inclusion in such registration within 5 business days after the Company’s notice has been given to Noteholder. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion and provided further, shall have no notice obligations to Noteholder pursuant to this Section 4 if the Company is advised in writing by the managing underwriter of a primary underwritten offering that in its opinion that the inclusion of any registrable securities, including any Exchange Securities, in such Piggyback Registration would adversely affect the price per share of the Company ordinary shares to be sold in such offering.

4.1.               If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company (if any holders of Exchange Securities have elected to include such securities in such Piggyback Registration) in writing that in its opinion the number of Company ordinary shares proposed to be included in such registration, including all Exchange Securities and all other Company ordinary shares proposed to be included in such underwritten offering, exceeds the number of Company ordinary shares which can be sold in such offering and/or that the number of such ordinary shares proposed to be included in any such registration would adversely affect the price per share of the Company ordinary shares to be sold in such offering, the Company shall include in such registration (i) first, if applicable, the number of Company ordinary shares that the Company proposes to sell; and (ii) second, the number of Company ordinary shares that holders of registrable securities with registration rights senior to Noteholder propose to sell; and (iii) third, the number of Company ordinary shares requested to be included therein by Noteholder; and (iv) fourth the number of Company ordinary shares requested to be included therein by other holders of registrable securities, excluding Holder, allocated pro rata among all such holders on the basis of the number of registrable securities owned by each such holder and (v) fifth, the number of Company ordinary shares requested to be included therein by holders of Company ordinary shares (other than holders of registrable securities), allocated among such holders in such manner as they may agree. Notwithstanding the foregoing, (a) so long as Noteholder holds Exchange Securities or Conversion Shares that Noteholder is not permitted to sell pursuant to Rule 144 or any successor rule or other exemption, without Noteholder’s consent, no future shareholder of the Company shall be granted piggyback registration rights after the date hereof that would reduce the number of shares includable by Noteholder in a registration covered by these registration rights provisions; and (b) Noteholder shall have the right to withdraw all or any portion of its Exchange Securities from a proposed registration at any time prior to the effective date thereof.

4.2.          This Section 4 assumes a registration of registrable securities in the U.S. subject to applicable U.S. federal securities laws, rules and regulations for a a foreign private issuer.

5.           Representations and Warranties of the Noteholder. The Noteholder hereby represents, warrants and covenants that:

5.1          Organization; Authority. The Noteholder has the power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. This Agreement has been duly executed by the Noteholder, and when delivered by the Noteholder in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Noteholder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.2           Own Account. The Noteholder understands that the Exchange Securities are “restricted securities” as that term is used in Rule 144(a)(3) and have not been registered under the Securities Act or any applicable state securities law. Noteholder has been the beneficial owner of the Exchange Obligations for a period of at least one (1) year as computed in accordance with paragraph (d) of the Rule 144 (the “Rule”).and acquired Noteholder’s interest in the Note as principal for its own account and not with a view to or for distributing or reselling the Note or any securities issued pursuant to the Note (including without limitation the Exchange Securities) or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such securities (this representation and warranty not limiting the Noteholder’s right to sell the Exchange Securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Noteholder is acquiring the Exchange Securities hereunder in the ordinary course of its business.

5.3          Noteholder Status. At the time the Noteholder was offered the Exchange Securities, it was, and as of the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Noteholder has not participated and will not participate in the direct or indirect underwriting of any distribution of the Exchange Securities and the Noteholder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act. Noteholder is not aware of any material, non-public information about the Company.

5.4           Experience of the Noteholder. The Noteholder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Exchange Securities, and has so evaluated the merits and risks of such investment. The Noteholder is able to bear the economic risk of an investment in the Exchange Securities and, at the present time, is able to afford a complete loss of such investment.

5.5          Reliance on Exemptions. The Noteholder understands that the Exchange Securities are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and the Company and its outside counsel, the Company’s transfer agent and Noteholder’s counsel are authorized to rely upon the truth and accuracy of, and the Noteholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Noteholder set forth herein in order to determine the availability of such exemptions, the eligibility of the Noteholder to acquire the Exchange Securities and in connection with the other matters set forth herein. Noteholder consents to its broker communicating with the Company in connection with any sale of the Exchange Securities.

5.6           Ownership. The Noteholder is the record and beneficial owner of, and has good and marketable title to the Notes, free and clear of any and all liens, security interests, charges or encumbrances, agreements, voting trusts, proxies or other arrangements or restrictions of any kind whatsoever.

6.             Director appointment rights.

6.1           Upon consummation of the exchange of the Exchange Obligations for the Exchange Securities as contemplated by this Agreement, the Company hereby grants the right, but not obligation, for the holders of the Class C Preferred shares, in aggregate, to appoint one member to the Company’s board of directors,for so long as at least US$1,000,000 worth of Class C Preferred shares are on issue, subject to such limitations as are required to comply with the Corporations Act 2001 (“the Act”) and the Company’s Constitution.

7.             Indemnification.

7.1           Indemnification by the Company. The Company agrees to indemnify, hold harmless, reimburse and defend the Noteholder, and its officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Noteholder or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any representation or warranty by Company in this Agreement or in any exhibits or schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Noteholder relating hereto.

7.2          Indemnification by the Noteholder. The Noteholder agrees to indemnify, hold harmless, reimburse and defend the Company and any of its officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage of any nature, (including without limitation claims relating to the failure to include a restrictive legend on the Exchange Securities) and reasonable legal fees related thereto,, incurred by or imposed upon the Noteholder or any such person which results, arises out of or is based upon (i) any material misrepresentation or misstatements of facts or the delivery of misleading or false information by the Noteholder or breach of any representation or warranty by the Noteholder in this Agreement or in any exhibits or schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Noteholder of any covenant or undertaking to be performed by the Noteholder hereunder, or any other agreement entered into by the Company and the Noteholder relating hereto.

8.             Miscellaneous

8.1          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2         Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.3           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to (a) in the case of the Company to BlueNRGY Limited, Level 32, 200 George Street, Sydney, NSW 2000, Australia, Attention: Richard Pillinger or (b) in the case of the Noteholder, to the address as set forth on the signature page or exhibit pages hereof or, in either case, at such other address as such party may designate by TEN (10) business days advance written notice to the other parties hereto.

8.5           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Noteholder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Noteholder and the Company, provided that no such amendment shall be binding on a holder that does not consent thereto to the extent such amendment treats such party differently than any party that does consent thereto.

8.6          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.7           Entire Agreement. This Agreement represents the entire agreement and understandings between the parties concerning the Exchange and the other matters described herein and therein and supersedes and replaces any and all prior agreements and understandings solely with respect to the subject matter hereof and thereof.

8.8           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9           Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

THE COMPANY

BLUENRGY GROUP LIMITED

By:
Name: Richard Pillinger
Title: Chief Financial Officer and Secretary

NOTEHOLDER:

[NOTEHOLDER NAME]

By:
Name:
Title:

[Signature Page to Note Exchange Agreement]

Exhibit to Note Exchange Agreement

Rights and Preferences of BlueNRGY Group Limited Class C Preferred Stock

The terms and conditions which apply to the Class C Preference Shares (“Class C Preferred”) are as follows:

Each Class C Preferred share confers on the holder:

(i)	in liquidation:

a.	the right to a preference over the holders of the Company’s ordinary shares in an amount equal to the Face Value of each such share, which equals one U.S. dollar (US $1.00);
b.	the right to distribution of the Face Value paripasu with the distribution rights of then outstanding Class B Preference Shares, if any.

(ii)	voting rights in relation to Class C Preferred matters only, such matters being those relating to;
a.	circumstances where a dividend in respect of Class C Preferred shares is unpaid by the Company;
b.	a proposal to reduce the Company’s share capital;
c.	a resolution to approve the terms of a buy-back agreement;
d.	a proposal that affects the rights attached to Class C Preferred shares;
e.	a proposal to wind up the Company;
f.	a proposal for the disposal of the whole of the Company’s property, business and undertaking; or
g.	a vote during the Company’s winding up.

(iii)	no voting rights in relation to other matters of the Company.

(iv)	a right to receive dividends, if lawfully payable or declared, on an as-if-converted basis.

(v)	The Company shall have the right to redeem any number of Class C Preferred shares at any time at its sole discretion, subject to the Act, for Face Value plus 20% per annum of Face Value, pro-rated from the date of issuance of the Class C Preferred shares.

(vi)	The Class C Preferred shares will be converted to ordinary shares (“Conversion Shares”) from time to time by the Company at its discretion or promptly upon demand of the Noteholder, provided that no such conversion shall be allowed if it would result in any person acquiring a relevant interest in any shares that leads to any person acquiring voting power in the Company of more than 19.9% of outstanding voting shares of the Company following the issuance (“Threshold Percentage”).

(vii)	The Threshold Percentage limitation does not apply:
a.	in connection with a sale or merger of the Company affecting 100% of the outstanding equity; or
b.	if requisite shareholder approval has been obtained to permit such conversion in accordance with Chapter 6 of the Corporations Act. The Company is to seek such approval promptly following the earliest time it believes the requisite approval can be obtained.

(viii)	The Conversion Price is US$0.50 per ordinary share, subject to the following:
a.	The Conversion Price shall be adjusted up or down as applicable to reflect any stock consolidations, splits or any other reconstructions or reorganisations of the Company’s issued capital; and
b.	The Conversion Price of all unconverted Class C Preferred Shares shall automatically be adjusted downward if, at any time after the issuance date of such shares, the Company issues, pursuant to approval by the majority of disinterested members of the Board, additional equity or equity-linked securities from one or more third parties at a lower price per ordinary share than the Conversion Price and in an amount aggregating in excess of US$1.0 million, in which case the adjustment would be such lower amount.
c.	For the avoidance of doubt, the number of times the Conversion Price may be adjusted pursuant to clause (viii)(b) is not limited.